Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2017

Genesis Energy, L.P. Enters into Agreement to Acquire Tronox Limited’s Alkali Business

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that it has entered into a stock purchase agreement with a subsidiary of Tronox Limited (“Tronox”) to acquire all of Tronox’s trona and trona-based exploring, mining, processing, producing, marketing and selling business (the “Alkali Business”) for approximately $1,325 million in cash.

The Alkali Business is the world’s largest producer of natural soda ash, also known as sodium carbonate (Na2CO3), a basic building block for a number of ubiquitous products, including flat glass, container glass, dry detergent and a variety of chemicals and other industrial products. The Alkali Business produces approximately four million tons of natural soda ash per year, representing approximately 28% of all the natural soda ash produced in the world, and based on current production rates, has an estimated reserve life remaining of over 100 years. Having been in continuous operations for almost 70 years, it sells its products to a broad, industry-diverse and worldwide customer base, including numerous long-term relationships.

In conjunction with the transaction, Genesis has received binding commitments for the purchase of approximately $750 million of 8.75% Class A Convertible Preferred Units from investment vehicles affiliated with KKR Global Infrastructure Investors II, L.P. (“KKR”) and GSO Capital Partners LP (“GSO”). KKR and GSO will acquire approximately 22.2 million units at a price of $33.71 per unit.

The acquisition and the sale of the preferred units are subject to customary closing conditions, including obtaining regulatory approvals. The acquisition is expected to close in the second half of 2017.

Grant E. Sims, the Chief Executive Officer of Genesis, commented “The acquisition of Tronox’s Alkali Business is an exciting growth opportunity for us. We believe the acquisition to be immediately deleveraging and will provide further diversification and substantial scale to the partnership.

The business is a great strategic fit with our current asset base and shares many characteristics with our existing refinery services business. It is a market leader with high barriers to entry, and generates stable and predictable cash flow, with production sold out each of the last seven years and an estimated EBITDA for the last twelve month period ending June 30, 2017 of $166 million.

We are excited to partner with KKR and GSO, two leading global investment firms. We believe their investment not only validates our view of the Alkali Business opportunity but also underscores the quality of Genesis’ existing diverse asset footprint including industry leading positions in multiple businesses.”

Michael Zawadzki, Senior Managing Director and Co-Head of GSO’s Energy business stated, “We are delighted to partner with Genesis on this exciting transaction, which adds another highly strategic asset with strong cash flow characteristics to the Genesis portfolio. We believe the acquisition will not only enhance unit holder value but also strengthen the Company’s balance sheet. We look forward to working with the Genesis team to help them achieve their future growth initiatives.”

Brandon Freiman, Member and Head of North American Infrastructure at KKR added, “The Genesis management team has a strong track record of successfully acquiring and integrating industry leading businesses into its portfolio. We look forward to partnering with them on their acquisition of the Alkali business and supporting their long term growth.”

A slide presentation supplementing this press release is posted on the Partnership’s website at http://genesisenergy.com/investors/presentations/ under “Current Presentation”.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, onshore facilities and transportation, refinery services and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding the closing of the acquisition and the expected benefits of the acquisition. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer